Exhibit 99.1
FINISAR CORPORATION ANNOUNCES RENEWAL/EXTENSION OF
CREDIT FACILITIES AND RETIREMENT OF 5.25% CONVERTIBLE NOTES
SUNNYVALE, CA, Nov 03, 2008 (MARKET WIRE via COMTEX News Network) — Finisar Corporation (NASDAQ: FNSR), a global technology leader for fiber optic subsystems and network test systems, today announced that it has renewed and extended the maturity of its lines of credit totaling $70 million with Silicon Valley Bank. The Company also announced that it has retired, through private repurchases and payment at maturity, the total remaining principal balance of its 5.25% convertible notes, totaling $92 million as of October 15, 2008.
Lines of Credit
The Company’s line of credit under its non-recourse receivables purchase agreement with Silicon Valley Bank has been increased from $10 million to $16 million, and its termination date has been extended from October 24, 2008 to October 24, 2009. Under this credit facility, the Company may sell on a non-recourse basis certain qualifying receivables for cash.
The Company’s line of credit under its letter of credit reimbursement agreement has been reduced from $10 million to $9 million, and its termination date has also been extended from October 24, 2008 to October 24, 2009.
As of August 2, 2008, the end of its most recent fiscal quarter, the Company had used approximately $5 million under the non-recourse receivables purchase line of credit and approximately $9 million under the letter of credit reimbursement agreement.
The Company’s secured line of credit which was to mature on March 13, 2009, has been reduced from $50 million to $45 million and its termination date has been extended to July 15, 2010. The Company has not utilized any portion of this line of credit.
Retirement of 5.25% Convertible Notes
As reported at the Company’s Analyst Day Event in New York on October 7, 2008, the Company purchased approximately $70 million of its 5.25% convertible notes in private cash transactions prior to the notes’ maturity. The remaining principal balance of $22 million was paid at maturity on October 15, 2008.
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and network test systems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

ABOUT SILICON VALLEY BANK
Silicon Valley Bank is the premier commercial bank for emerging, growth and mature companies in the technology, life science, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, California, the company serves clients around the world through 27 U.S. offices as well as operations in China, India, Israel and the U.K. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (NASDAQ: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the Company can be found at www.svb.com.
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
investor.relations@Finisar.com
Victoria McDonald
Director Public Relations
408-542-4261